Exhibit 10.21

July 14, 2014

Jose Trevejo, MD

Re:	Employment Offer Letter

Dear Jose:

On behalf of Visterra, Inc. (the “Company” or “Visterra”), I am pleased to set forth in this letter (the “Employment Offer Letter”) the terms and conditions of your employment with the Company, should you accept our offer.

1. Position. You will be employed to serve on a full-time basis as the Vice President, Development, initially reporting to the Company’s Chief Executive Officer (the “CEO”). As Vice President, Development, you will be responsible for performing such duties consistent with your position, plus such other duties as may from time to time be assigned to you by the CEO. You agree to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company and to the advancement of the Company’s business and interests. You further agree to abide by all Company policies and procedures and any changes therein that may be adopted from time to time by the Company.

2. Start Date/Nature of Relationship/Work Location.

(a) Your employment with the Company will begin on August 11, 2014 (the “Start Date”).

(b) No provision of this letter shall be construed to create a promise of employment for any specific period of time, and nothing herein shall alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as explicitly set forth herein.

(c) Beginning on the Start Date and continuing until December 31, 2014 or such earlier or later date as may be mutually agreed to in writing by you and the Company (the “Initial Employment Period”), you shall be responsible for commuting from your home in California to the Company’s Massachusetts office and working out of such office each workweek, the precise days of which shall be mutually agreed upon by you and the CEO. On those workdays that you are not working in the Company’s Massachusetts office, you shall work out of your home in California. Following the Initial Employment Period, and provided you remain employed by the Company, you are expected to relocate to and reside in Massachusetts.

3. Compensation.

(a) Base Salary. The Company will pay you a base salary at the rate of $22,916.67 per monthly pay period (which if annualized equals $275,000), less all applicable taxes and withholdings, to be paid in installments in accordance with the regular payroll practices of the Company.

(b) Annual Bonus. Following the end of each full calendar year through which you have been continuously employed by the Company, and subject to the approval of the Company’s Board of Directors (the “Board”), you will be eligible to receive a retention and performance cash bonus. The target amount of such annual bonus will be 25% of your then current annualized base salary. Your actual annual bonus may be more or less than the above-stated target amount, and will be determined by the Board based on the Company’s performance and your performance during the applicable calendar year, as determined by the Board in its sole discretion. You must be employed by the Company on the date any annual bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company. The Company will determine and distribute any annual bonus within 45 days after the end of an applicable calendar year.

(c) Signing and Retention Bonus. You will receive a one-time signing and retention bonus of $130,000 (the “Signing Bonus”), less all applicable taxes and withholdings, payable on the Company’s first regular payday following your commencement of employment. If your employment is terminated for Cause (as defined below) or you resign without Good Reason (as defined below) prior to the first anniversary of your Start Date, you will be obligated to repay the Signing Bonus within thirty (30) days following your separation from employment. If your employment is terminated for Cause or you resign without Good Reason after the first but before the second anniversary of your Start Date, you will be obligated to repay two-thirds (2/3) of the Signing Bonus within thirty (30) days following your separation from employment. If your employment is terminated for Cause or you resign without Good Reason after the second but before the third anniversary of your Start Date, you will be obligated to repay one-third (1/3) of the Signing Bonus within thirty (30) days following your separation from employment. You will not be obligated to repay any portion of the Signing Bonus if your employment is terminated for Cause or you resign without Good Reason after the third anniversary of your Start Date, or if your employment is terminated without Cause or you resign for Good Reason at any time.

(d) Loan. The Company will provide to you a loan of up to $234,600, the precise amount of which shall be equal to the amount you owe as of the Start Date to the employer for whom you work as of the date of this Employment Offer Letter, as evidenced by documentation from such employer (the “Loan”). The principal terms of the Loan are set forth in Exhibit A attached hereto.

(e) Equity. Following the Start Date, and subject to approval of the Board, the Company will grant you a stock option to purchase 425,000 shares of the Company’s common stock, $0.0001 par value per Share (“Common Stock”), at a price equal to the fair market value of the Common Stock on the date of grant. The stock option shall be granted pursuant to the Company’s 2008 Stock Incentive Plan and shall be governed by a Stock Option Agreement, which shall contain, among other things, vesting requirements such that: 25% of the shares shall vest and become exercisable on the first anniversary of the Start Date; and the remaining 75% shall vest and become exercisable quarterly over the subsequent three year period. The stock option will be treated as an “Incentive Stock Option” to the extent permissible under the Internal Revenue Codes of 1986, as amended (the “Code”) and shall otherwise be treated as a non-statutory stock option. You will be responsible for payment of all taxes (and related withholding obligations) that you incur as a result of grant or exercise of the option and/or the sale of any shares acquired upon the exercise of such option.

(f) Expense Reimbursement.

(i)	Initial Employment Period Expenses. During the Initial Employment Period, the Company will reimburse you for reasonable travel and lodging expenses incurred by you in commuting between California and Massachusetts (the “Initial Employment Period Expenses”), provided that you deliver to the Company reasonable substantiation and documentation of such expenses. All such reimbursements shall be subject to the terms and conditions set forth in Exhibit B, Section 4.

(ii)	Relocation Expenses. In order to assist you in relocating to Massachusetts, and in consideration of your execution of the Massachusetts Ancillary Agreements (as defined below) following your relocation to Massachusetts, the Company will reimburse you for reasonable expenses incurred by you in such relocation (the “Relocation Expenses”). The Relocation Expenses will be paid to you in a lump sum within sixty (60) days following your relocation to Massachusetts (subject to your execution of the Massachusetts Ancillary Agreements) provided that you deliver to the Company reasonable substantiation and documentation of your relocation expenses. For the avoidance of doubt, no part of the Relocation Expenses will be paid to you prior to your relocation to Massachusetts and execution of the Massachusetts Ancillary Agreements.

(iii)	Expense Cap. Notwithstanding the foregoing, in no event shall the Company reimburse you more than a combined total of $50,000 for Initial Employment Period Expenses and Relocation Expenses.

4. Equity Acceleration Upon a Change of Control. In the event you remain employed by the Company upon a “Change of Control” (as defined below), fifty percent (50%) of any unvested stock options you may have as of such date will immediately vest and become exercisable in full.

(a) “Change of Control” means the closing of (i) a sale of all or substantially all of the assets of the Company, or (ii) a stock tender or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the equity voting securities of the Company outstanding immediately prior to the consummation of such transaction or series of transactions, and the shareholders of the Company do not retain a majority of the equity voting securities of the surviving entity, other than (x) a merger, conversion or other transaction the principal goal of which is to change the jurisdiction of incorporation of the Company, or (y) an equity security financing for the account of the Company in which capital stock of the Company is sold to one or more investors.

5. Termination Without Cause or for Good Reason Prior to or More Than Twelve Months Following a Change of Control. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason prior to or more than twelve (12) months following a Change of Control, and subject to your compliance with the conditions set forth in section 7 below, you will be eligible to receive the following severance benefits (the “Severance Benefits”): the Company will, for a period of twelve (12) months commencing on the Payment Commencement Date (as defined below), pay to you, as severance pay, an amount equal to your base salary rate as of your termination date (the “Severance Pay”).

(a) “Cause” for termination shall mean: (i) commission of, or indictment or conviction for, any felony or any crime involving moral turpitude; (ii) participation in any fraud against the Company; (iii) your substantial failure to perform (other than by reason of physical or mental illness or disability for a period of less than three consecutive months or in aggregate less than twenty-six weeks), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its affiliates; (iv) other conduct by you that is or could reasonably be anticipated to be harmful to the business, interests or reputation of the Company or any of its affiliates; (v) your breach of any material provision of this Employment Offer Letter (including your agreement to relocate to Massachusetts following the Initial Employment Period); or (vi) your breach of any material provision of any other agreement between you and the Company.

(b) “Good Reason” shall mean a termination of your employment by you for any of the following reasons: (i) without your written consent, a change in your principal work location to a location more than 60 miles from the Company’s current location in Cambridge, Massachusetts and to a location such that your daily commuting distance is increased (for the avoidance of doubt, travel for Company business shall not be deemed a change in principal work location); (ii) without your written consent, a material reduction of your base salary; or (iii) without your written consent, a material reduction in your duties or responsibilities. To terminate your employment for Good Reason, you must (i) provide written notice to the Company of the purported event giving rise to Good Reason within 90 days after it occurs, (ii) provide the Company with at least 30 days to cure, and (iii) if not cured, terminate your employment for Good Reason within 30 days after the end of the cure period.

6. Termination Without Cause or for Good Reason Within Twelve Months Following a Change of Control. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason within twelve (12) months following a Change of Control, and subject to your compliance with the conditions set forth in section 7 below, you will be eligible to receive the following change of control severance benefits (the “Change of Control Severance Benefits”): (a) the Company will pay to you the Severance Pay at the time and in the manner set forth in Section 5, and (b) the entire unvested portion of any stock options you may have as of your termination date will become vested and exercisable in full as of the Payment Commencement Date.

7. Severance Agreement. As a condition of your receipt of the Severance Benefits or the Change of Control Severance Benefits, as applicable, you must execute and allow to become effective (within 60 days following your termination or such shorter period as the Company may specify) a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims against the Company and non-disparagement and cooperation obligations) (the “Severance Agreement”). Payment of the Severance Pay will begin on the first regular payday after the Severance Agreement becomes effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the calendar year of your termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year. The Severance Pay shall be subject to the terms and conditions set forth in Exhibit B.

8. Benefits. You may participate in all employee benefit plans made generally available by the Company from time to time to its employees, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those plans. These benefits, of course, may be modified or changed from time to time at the sole discretion of the Board, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

9. Vacation and Holidays. You will be eligible for a maximum of twenty (20) days of paid vacation per calendar year, to be taken at such times as may be approved in advance by the Company. The number of vacation days for which you are eligible shall accrue at the rate of 1.67 days per month that you are employed during such calendar year. Your use and forfeiture of vacation days shall be in accordance with the Company’s applicable policies and practices. In addition, you will be eligible to take those holidays observed by the Company.

10. Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time. Any reimbursements shall be subject to the terms and conditions set forth in Exhibit B, Section 4.

11. Proof of Legal Right to Work. Your employment with the Company is conditioned on your eligibility to work in the United States. You agree to provide to the Company, within three (3) days of your Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. To that end, a copy of an 1-9 Form is enclosed for your information. Please bring the appropriate documents listed on that form with you when you report to work.

12. Confidentiality and Restrictive Covenant Agreements.

(a)	The terms of this offer are confidential, and you may not discuss the terms of this Employment Offer Letter or any discussions concerning your employment with anyone other than the CEO and members of your immediate family (and, if relevant, your financial advisor or lawyer).

(b)	As a condition of your employment, you are required to execute the Invention, Non-Disclosure, and Non-Solicitation Agreement (the “Non-Disclosure Agreement”) attached hereto as Exhibit C.

(c)	Following the Initial Employment Period and once you are residing in Massachusetts, you shall execute, as a condition of your continued employment with the Company, the Company’s standard Invention and Non-Disclosure and Non-Competition and Non-Solicitation Agreements to be provided by the Company (the “Massachusetts Ancillary Agreements”). As additional consideration for your execution of the Massachusetts Ancillary Agreements, the Company will provide you with the Relocation Expenses, as defined above. For the avoidance of doubt, this Section 12(c) shall not become effective and shall not apply during the Initial Employment Period.

13. No Conflict. You hereby represent and warrant to the Company that your signing of this Employment Offer Letter and the performance of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court orders that prevent you from entering into employment with the Company or carrying out your responsibilities for the Company, or that are in any way inconsistent with the terms of this Employment Offer Letter. You agree that you will not disclose to or use on behalf of the Company any proprietary or confidential information of a third party. You represent and agree that you will not be an employee of any other company as of the Start Date.

14. Miscellaneous. This Employment Offer Letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment. The terms of your employment shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

If the terms of this Employment Offer Letter are acceptable to you, please sign this letter in the space provided below and return it to me, along with a signed copy of the Non-Disclosure Agreement, no later than July 18, 2014.

We are excited for you to join our team and are confident that you will make a major contribution to our unique and exciting enterprise.

Sincerely,

/s/ Brian J.G. Pereira
By:	Brian J.G. Pereira, MD
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Visterra, Inc. I am not relying on any representations other than those set forth above.

/s/ Jose Trevejo, MD 7/14/14
Jose Trevejo, MD

Exhibit A

Terms of Loan

1.	The proceeds of the Loan shall be used for the purposes of repaying your prior employer the amount owed to such employer and therefore proof of payment of this loan will need to be provided.

2.	The Loan will be evidenced by a promissory note (the “Note”) in favor of the Company, which shall have a term ending December 31, 2017 and bear interest at a rate equal to the minimum applicable federal rate (set monthly by the IRS) in effect on the date of issuance of such Note, and which interest shall be payable at least annually.

3.	You shall agree to pledge, as collateral for the Loan, any and all shares of capital stock of the Company (valued at the fair market value thereof most recently determined by the Board) that you may acquire hereafter, whether through the exercise of options or otherwise.

4.	Five days prior to the date the Company (i) will become an Issuer (as defined in the Sarbanes-Oxley Act), whether through the filing of a registration statement with the Securities and Exchange Commission for an initial public offering of the shares of the Company’s common stock under the Securities Act of 1933, as amended (an “IPO”), or otherwise, or (ii) is acquired by an Issuer, 100% of the outstanding balance on the Loan will become immediately due and payable, in the event the Company determines that, at the time the Company becomes an Issuer or is acquired by an Issuer, you will be a director or executive officer (as defined in Rule 3b-7 of the Exchange Act of 1934, as amended) of the Company.

5.	Upon the Company’s termination of your employment for any reason other than for Cause or your termination of your employment for Good Reason, the outstanding balance of the Loan will become due in twelve (12) equal consecutive monthly installments with the first such installment due on the one-month anniversary of the date of such termination; provided, however, that the due date for repayment shall be accelerated and become immediately due and payable as set forth in Section 4.

6.	Upon the termination of your employment by the Company for Cause or by you other than for Good Reason, the outstanding balance on the Loan shall become immediately due and payable as of the date of such termination.

7.	Such Loan shall be on such other terms and conditions as our customary for a transaction of this nature and as are acceptable to the Board.

Exhibit B

Payments Subject to Section 409A

1. Subject to this Exhibit B, any severance payments that may be due under the Employment Offer Letter shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the offer letter, as applicable:

(a) It is intended that each installment of the severance payments under the Employment Offer Letter provided under shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the Employment Offer Letter.

(c) If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments due under the Employment Offer Letter that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in such offer letter; and

(ii) Each installment of the severance payments due under the Employment Offer Letter that is not described in this Exhibit B, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l (b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-I(b)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409 A-I (h). Solely for purposes of this Exhibit B, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414( c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the Employment Offer Letter (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

4. All reimbursements and in-kind benefits provided under the Employment Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in the Employment Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

Exhibit C

INVENTION, NON-DISCLOSURE, AND NON-SOLICITATION AGREEMENT

This Invention, Non-Disclosure, and Non-Solicitation Agreement (the “Agreement”) is made by and between Visterra, Inc. (hereinafter referred to collectively with its subsidiaries as the “Company”), and Jose Trevejo, MD (the “Employee”).

IN CONSIDERATION of the employment of the Employee by the Company, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee agrees as follows:

1. Condition of Employment.

The Employee acknowledges that his employment with the Company is contingent upon his agreement to sign and adhere to the provisions of this Agreement. The Employee further acknowledges that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the business’ survival and success.

2. Proprietary and Confidential Information.

(a) The Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, inventions, products, product improvements, product enhancements, processes, methods, techniques, formulas, compositions, compounds, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, clinical data, financial data (including sales costs, profits, pricing methods), personnel data, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Employee will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Employee. While employed by the Company, the Employee will use the Employee’s best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information.

(b) The Employee agrees that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by the Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Employee shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Employee shall not retain any such materials or copies (including electronic copies) thereof or any such tangible property.

(c) The Employee agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs 2(a) and 2(b) above, and his obligation to return materials and tangible property, set forth in paragraph 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company’s business.

3. Developments.

(a) The Employee will make full and prompt disclosure to the Company of all discoveries, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”).

(b) The Employee agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications to the maximum extent permitted by Section 2870 of the California Labor Code or any like statute of any other state. The Employee hereby also waives all claims to moral rights in any Developments. The Employee understands that the provisions of this Agreement requiring assignment of Developments to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Attachment A).

(c) The Employee agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Employee further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Employee on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Employee, and the Employee hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4. Non-Solicitation. While the Employee is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason, the Employee will not directly or indirectly, either alone or in association with others, recruit, solicit, or induce, or attempt to recruit, solicit, or induce any employee or independent contractor of the Company to terminate his employment or engagement with the Company; provided, however, that this provision shall not apply to the recruitment or solicitation of an individual whose employment with or service for the Company has been terminated for a period of six months or longer. If the

Employee violates this Section 4, he shall continue to be bound by the restrictions set forth herein until a period equal to the period of restriction has expired without any violation.

5. No Competitive Activities During Employment. While the Employee is employed by the Company, the Employee will not directly or indirectly engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business, or solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of the Company.

6. Other Agreements.

The Employee represents that, except as the Employee has disclosed in writing to the Company, the Employee is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. The Employee further represents that his performance of all the terms of this Agreement and the performance of his duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party to which the Employee is a party (including without limitation any nondisclosure or non-competition agreement), and that the Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

7. United States Government Obligations.

The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions which are made known to the Employee and to take all action necessary to discharge the obligations of the Company under such agreements.

8. Miscellaneous.

(a) Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Employee agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and the Employee hereby waives the adequacy of a remedy at law as a defense to such relief and also waives any obligation of the Company to post any bond in connection with such proceeding.

(b) Disclosure of this Agreement. The Employee hereby authorizes the Company to notify others, including but not limited to customers of the Company and any of the Employee’s future employers or prospective business associates, of the terms and existence of this Agreement and the Employee’s continuing obligations to the Company hereunder.

(c) Not Employment Contract. The Employee acknowledges that this Agreement does not constitute a contract of employment, does not imply that the Company will continue his employment for any period of time and does not change the at-will nature of his employment.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him or her. The Employee expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ the Employee may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e) Interpretation. If any restriction set forth in paragraph 4 or 5 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(f) Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(g) Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(h) Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between the Employee and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Employee and the Company. The Employee agrees that any change or changes in his duties, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i) Captions. The captions of the paragraphs of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any paragraph of this Agreement.

THE EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

VISTERRA, INC.

Date:	7/14/14	By:	/s/ Brian J.G. Pereira

		Title:	CEO

JOSE TREVEJO, MD

Date:	7/14/14	/s/ Jose Trevejo

Attachment A

CALIFORNIA LABOR CODE SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.